Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83089, 333-84183, 333-38094, 333-108716, 333-125743, 333-144221, 333-150253, 333-158595, 333-166067 and 333-173206 on Form S-8 and Registration Statement Nos. 333-34958, 333-149125, 333-158665 and 333-161789 on Form S-3 of our report dated December 13, 2011, relating to the consolidated financial statements of Avanir Pharmaceuticals, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Avanir Pharmaceuticals, Inc. for the year ended September 30, 2011.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

December 13, 2011